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                                                                   Exhibit 99.1

Press Release

SOURCE: Geneva Steel Holdings Corp.

GENEVA STEEL ANNOUNCES TEMPORARY SHUTDOWN

VINEYARD, Utah, Nov. 14 /PRNewswire/ -- Geneva Steel Holdings Corp. (Nasdaq:
GNVH - news) announced that, beginning today, its wholly-owned subsidiary Geneva Steel LLC ("Geneva" or the "Company") is commencing a temporary shutdown of most of its production operations. The Company has been generating negative cash flow for many months and cannot continue to fund operating losses. The temporary shutdown is intended to conserve cash during the current weak market. "This situation is the direct result of a prolonged period of low-priced imports combined with weak domestic demand for the Company's products," said Ken Johnsen, Geneva's president and chief executive officer. "We expected that improved demand this fall and President Bush's initiation of a Section 201 trade case would help avoid a temporary shutdown. Unfortunately, the weakness in the economy, exacerbated by the tragic events of September 11, has postponed any increase in demand, and any Section 201 trade relief is still months away."

Geneva's hot end facilities, caster and rolling mill are currently in the process of being idled. Work-in-process inventory will be finished and offered for sale along with existing finished product inventory. The Company's ERW pipe mill may possibly continue to operate and sell both API pipe and piling. The Company's finishing facilities may also operate using purchased feed stock to the extent justified by market conditions. The Company expects to record a charge during the fourth calendar quarter in connection with the temporary shutdown.

Most of the Company's employees will be laid off during the temporary shutdown. The few employees who remain will be dedicated to preserving the Company's facilities and implementing a strategy designed to create a stronger, more financially stable Company. Geneva intends to resume full production as soon as market conditions sufficiently improve.

On Thursday, November 8, 2001, the Company entered into an amendment of its line of credit. The amendment provides temporary relief from certain financial covenants and tests with which the Company could not otherwise comply. The amendment also requires that the Company's maximum borrowings under the line of credit decline from $8.25 million to zero by December 21, 2001, at which time the line of credit will expire. The amendment contains certain other covenants regarding, among other things, maintenance of minimum excess collateral starting at $24.75 million and declining to $21.0 million by December 21, 2001. The amendment provides, among other things, that the lenders will forbear from exercising any rights based on alleged defaults relating to the temporary shutdown until December 21, 2001, unless certain events occur. The Company is pursuing financing to be secured by accounts receivable and inventory from other potential lenders. The Company also intends to seek additional financing from other sources that may be available. In the interim, the Company intends to fund its activities through proceeds from the sale of inventory and the collection of accounts receivable. There can be no assurance that such sources of liquidity will be adequate or that the Company will have access to the proceeds of inventory and accounts receivable or other sources of financing.

The Company is negotiating a forbearance agreement with the lenders under the Company's $110 million term loan, which is partially guaranteed pursuant to the Emergency Steel Loan Guarantee Program. The forbearance agreement under discussion provides, among other things, that the lenders will forbear from exercising any rights based upon alleged defaults relating to the temporary shutdown until December 21, 2001, the date upon which the Company's line of credit expires, unless certain events occur. The term loan is secured by a first-priority lien on the Company's fixed assets and a second priority lien (second only to the line of credit) on the Company's accounts receivable and inventory. The Company and the term loan lenders are also currently in negotiations regarding the Company's proposal to use proceeds from accounts receivable and inventory to fund Company activities following expiration of the line of credit on December 21, 2001. Under the terms of the line of credit and the term loan and related documents, the line of credit lenders (until the line of credit has been terminated) and the term loan lenders (after the line of credit has been terminated), are entitled to collect the proceeds from the collection of accounts receivable and the sale of inventory during a period of default. There can be no assurance that the Company and the lenders will ultimately reach agreement regarding the forbearance agreement.

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The Company has scheduled a meeting of vendors to discuss the Company's situation. During the meeting, the Company's existing vendors will be asked to cooperate with the Company in maintaining the Company's liquidity and compliance with its loan and forbearance agreements through the temporary shutdown period. Only representatives of the Company's vendors will be invited to attend the meeting.

If the Company is unable to obtain cooperation from its vendors or comply with its credit, term loan or forbearance agreements or the term lenders are unwilling to enter into a forbearance arrangement or any extension on terms acceptable to the Company or otherwise allow the Company to retain proceeds from accounts receivable and inventory, the Company will have insufficient liquidity to continue operations. In such a circumstance, the Company would likely be forced to file a Chapter 11 proceeding and seek a court order allowing the Company to receive proceeds from the liquidation of inventory and accounts receivable. There can be no assurance that the lenders will voluntarily forbear or, in the alternative, that the Company would be successful in seeking court authorization to use proceeds from accounts receivable and inventory.

This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. For example, such risks and uncertainties include the ability of the Company to comply with its credit, term loan or forbearance agreement; the Company's ability to reach agreement on a forbearance agreement with its term loan lenders; the Company's ability to maintain sufficient cash flow and liquidity; the availability and accessibility of financing at affordable levels for the Company; market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control capital expenditures.

Geneva owns and operates an integrated steel mill in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.